Mueller Industries, Inc. Reports Third Quarter Results

MEMPHIS, Tenn., Oct. 23, 2012 /PRNewswire/ --

Quarterly and Year-to-Date Earnings

Mueller Industries, Inc. (NYSE: MLI), announced today that net income in the third quarter was $15.5 million, or 41 cents per diluted share, on net sales of $514.2 million. This compares with net income of $10.5 million, or 27 cents per diluted share, on net sales of $585.8 million in the third quarter of 2011.

Year-to-date, the Company earned $66.0 million, or $1.72 per diluted share. For the same period of 2011, net income was $73.4 million, or $1.92 per diluted share, which includes a favorable litigation settlement gain of 18 cents per diluted share. Net sales for the first nine months of 2012 were $1.69 billion compared with net sales of $1.93 billion for the same period a year ago.

In the third quarter, the Company repurchased 10,422,859 shares of its outstanding common stock for an aggregate purchase price of $427.4 million, or $41.00 per share. As of the end of the third quarter, the total common stock outstanding was 27,970,180 shares (excluding dilutive equity awards). The privately negotiated transaction significantly reduced the outstanding shares which should result in significant accretion to earnings per share in future periods. On a pro forma basis (assuming the repurchase occurred at the beginning of the period), net income for the third quarter of 2012 would have been 51 cents per diluted share.

Financial and Operating Highlights

  The net sales decrease of $71.6 million was primarily due to lower selling prices. The average price of copper, the principal raw material of the Company, was $3.53 per pound in the third quarter of 2012, which compares with $4.07 per pound in the third quarter of 2011.
  The Plumbing & Refrigeration segment posted operating earnings of $17.6 million on net sales of $297.9 million compared with operating earnings of $13.9 million on net sales of $325.8 million in the third quarter of 2011.  The decrease in net sales was primarily due to lower selling prices.
  The OEM segment posted operating earnings of $14.4 million during the third quarter of 2012 on net sales of $221.5 million, which compared with operating earnings of $12.2 million on net sales of $266.6 million for the same period in 2011.  The decrease in net sales was attributable to lower selling prices on 6.9 percent lower unit volumes.
  The Company's total equity and cash balance decreased due to the share repurchase transaction noted above.  At the end of the third quarter, cash was $165.8 million and total stockholders' equity was $495.0 million.
  The ratio of debt to total capitalization was 29.5 percent at the end of the third quarter of 2012.  The increased leverage was due primarily to the borrowings under the Company's credit facility related to the share repurchase transaction.
  As of the end of the third quarter, the current ratio was 3.3 to 1.

Business Outlook

Regarding the outlook, Greg Christopher, CEO said, "We agree with the many economists who believe the construction industry is in the process of recovery. Most predict that 2013 will be a much better year for housing and thereafter commercial construction.

"Absent disruptions to the market from potential changes in federal tax and spending policies, we should see improved demand levels for our products, especially as we move into the seasonally stronger spring months."

Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings, brass rod and forgings, and a broad array of flow control products in these metals as well as aluminum and plastics. Mueller's operations are located throughout the United States and in Canada, Mexico, Great Britain, and China. Mueller's business is importantly linked to the construction and improvement of homes and nonresidential structures, including office buildings, hotels, schools, hospitals, and manufacturing buildings.

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Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings. The words "pro forma," "outlook," "estimate," "project," "intend," "expect," "believe," "target," and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	For the Quarter Ended		For the Nine Months Ended
	September 29,	October 1,	September 29,	October 1,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)

Net sales	$ 514,165	$ 585,809	$ 1,685,932	$ 1,926,413

Cost of goods sold	449,718	523,984	1,465,744	1,687,735
Depreciation and amortization	7,870	8,716	23,318	27,581
Selling, general, and administrative expense	32,120	34,245	97,209	102,944
Litigation settlement	-	-	-	(10,500)
Insurance settlement	-	-	(1,500)	-

Operating income	24,457	18,864	101,161	118,653

Interest expense	(353)	(2,822)	(5,711)	(9,004)
Other income, net	219	102	963	1,425

Income before income taxes	24,323	16,144	96,413	111,074

Income tax expense	(8,753)	(5,403)	(29,486)	(37,060)

Consolidated net income	15,570	10,741	66,927	74,014

Net income attributable to noncontrolling interest	(59)	(266)	(900)	(621)

Net income attributable to Mueller Industries, Inc.	$ 15,511	$ 10,475	$ 66,027	$ 73,393

Weighted average shares
for basic earnings per share	37,505	37,878	37,849	37,779
Effect of dilutive stock-based awards	452	483	444	367

Adjusted weighted average shares
for diluted earnings per share	37,957	38,361	38,293	38,146

Basic earnings per share	$ 0.41	$ 0.28	$ 1.74	$ 1.94

Diluted earnings per share	$ 0.41	$ 0.27	$ 1.72	$ 1.92

Dividends per share	$ 0.10	$ 0.10	$ 0.30	$ 0.30

Summary Segment Data:
Net sales:
Plumbing & Refrigeration Segment	$ 297,913	$ 325,776	$ 944,955	$ 1,053,434
OEM Segment	221,468	266,560	760,995	899,982
Elimination of intersegment sales	(5,216)	(6,527)	(20,018)	(27,003)

Net sales	$ 514,165	$ 585,809	$ 1,685,932	$ 1,926,413

Operating income:
Plumbing & Refrigeration Segment	$ 17,593	$ 13,884	$ 68,456	$ 68,357
OEM Segment	14,421	12,172	54,203	60,634
Unallocated expenses	(7,557)	(7,192)	(21,498)	(10,338)

Operating income	$ 24,457	$ 18,864	$ 101,161	$ 118,653

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 29,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Cash and cash equivalents	$ 165,755	$ 514,162
Accounts receivable, net	261,015	250,027
Inventories	224,358	219,193
Other current assets	38,381	43,317

Total current assets	689,509	1,026,699

Property, plant, and equipment, net	228,860	203,744
Other assets	121,047	117,161

	$ 1,039,416	$ 1,347,604

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of debt	$ 12,570	$ 41,265
Accounts payable	65,513	65,545
Other current liabilities	133,027	106,434

Total current liabilities	211,110	213,244

Long-term debt	207,550	156,476
Pension and postretirement liabilities	53,246	54,244
Environmental reserves	22,811	22,892
Deferred income taxes	18,604	14,856
Other noncurrent liabilities	985	1,130

Total liabilities	514,306	462,842

Total Mueller Industries, Inc. stockholders' equity	495,047	855,688
Noncontrolling interest	30,063	29,074

Total equity	525,110	884,762

	$ 1,039,416	$ 1,347,604

	MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Nine Months Ended
	September 29,	October 1,
	2012	2011
	(Unaudited)
Operating activities:
Consolidated net income	$ 66,927	$ 74,014
Reconciliation of consolidated net income to net cash provided by operating activities:
Depreciation and amortization	23,713	27,844
Stock-based compensation expense	3,042	2,583
Loss (gain) on disposal of properties	175	(99)
Insurance settlement	(1,500)	-
Insurance proceeds - noncapital related	14,250	10,000
Deferred income taxes	2,319	(2,785)
Income tax benefit from exercise of stock options	(517)	(867)
Changes in assets and liabilities, net of businesses acquired:
Receivables	(15,779)	(38,480)
Inventories	585	(10,432)
Other assets	(8,434)	(9,263)
Current liabilities	(21,120)	13,703
Other liabilities	7,834	1,907
Other, net	1,271	759

Net cash provided by operating activities	72,766	68,884

Investing activities:
Capital expenditures	(43,841)	(13,128)
Acquisition of businesses	(11,503)	(6,882)
Insurance proceeds for property and equipment	42,250	-
Proceeds from sales of properties	502	1,745
Net withdrawals from (deposits into) restricted cash balances	6,908	(5,120)

Net cash used in investing activities	(5,684)	(23,385)

Financing activities:
Dividends paid	(11,415)	(11,345)
Debt issuance costs	-	(1,942)
Net cash (used) received to settle stock-based awards	(740)	3,674
Repurchase of common stock	(427,448)	-
Income tax benefit from exercise of stock options	517	867
Repayments of long-term debt	(148,926)	(1,902)
Issuance of long-term debt	200,000	-
(Repayments) issuance of debt by joint venture, net	(28,955)	19,316

Net cash (used in) provided by financing activities	(416,967)	8,668

Effect of exchange rate changes on cash	1,478	547

(Decrease) increase in cash and cash equivalents	(348,407)	54,714

Cash and cash equivalents at the beginning of the period	514,162	394,139

Cash and cash equivalents at the end of the period	$ 165,755	$ 448,853

MUELLER INDUSTRIES, INC.
PRO FORMA CONDENSED STATEMENTS OF INCOME
QUARTER ENDED SEPTEMBER 29, 2012
(In thousands, except per share data)

The following table illustrates the effects of the stock repurchase transaction (10,422,859 shares at $41.00 per share) on reported earnings as if it had occurred on the first day of the third quarter of 2012.  Earnings including the effects of the stock repurchase transaction is a measurement not derived in accordance with generally accepted accounting principles.  Including the effects of the stock repurchase transaction is useful as it measures the effects of increased borrowings and decreased available cash on hand to the operating results, and measures the impact of the decreased share count in the weighted average shares computation.  These adjustments are helpful in illustrating the impact of these transactions on the reported earnings and diluted earnings per share.  The reconciliation of pro forma earnings including the effects of the stock repurchase transaction to net income as reported is as follows:

	For the Three Months Ended September 29, 2012

		Effect of
	As	Stock
	Reported	Repurchase		Pro Forma
	(Unaudited)

Operating income	$ 24,457	$ -		$ 24,457

Interest expense	(353)	(1,731)	(a)	(2,084)
Other income, net	219	(121)	(b)	98

Income before income taxes	24,323	(1,852)		22,471
Income tax expense	(8,753)	648		(8,105)

Consolidated net income	15,570	(1,204)		14,366

Net income attributable to noncontrolling interest	(59)	-		(59)

Net income attributable to Mueller Industries, Inc.	$ 15,511	$ (1,204)		$ 14,307

Weighted average shares
for basic earnings per share	37,505			27,655
Effect of dilutive stock-based awards	452			452

Adjusted weighted average shares
for diluted earnings per share	37,957			28,107

Diluted earnings per share	$ 0.41			$ 0.51

(a) Represents the estimated increase in interest expense for the quarter, assuming an all-in borrowing rate of 3.75% applied to the amount borrowed to fund the stock repurchase transaction.

(b) Represents the estimated decrease in interest income for the quarter, assuming a weighted average return of 0.21% on the amount of the cash portion of the repurchase transaction.

CONTACT: Kent A. McKee, +1-901-753-3208